Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	J. Larry Sorsby Executive Vice President & CFO 732-747-7800	Jeffrey T. O’Keefe Vice President of Investor Relations 732-747-7800

HOVNANIAN ENTERPRISES ANNOUNCES RETIREMENT OF LARRY SORSBY,

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

MATAWAN, NJ, June 20, 2023 -- Hovnanian Enterprises, Inc. (NYSE: HOV), a leading national homebuilder, announced that J. Larry Sorsby, Executive Vice President and Chief Financial Officer, intends to retire from the Company effective October 31, 2023. Mr. Sorsby will continue to serve the Company in his role as a member of the Board of Directors.

“When reminiscing about Larry's 35 years of service, I am overwhelmed by all the ways both big and small that he contributed to our Company. His vast knowledge of the homebuilding industry and his financial acumen, particularly his understanding of the capital markets, vaults him to the top of a list of the best chief financial officers that have worked in this industry. I will never be able to thank him enough for his leadership in navigating our company through both the ups and the downs of the homebuilding cycles. The good news is that he will continue as an esteemed member of our Board of Directors, so our Company will continue to benefit from his wise counsel and insight. Anyone, including myself, who has had the pleasure of working closely with Larry over the years is better off both professionally and personally. His guidance and direction allowed the company to manage through challenging cycles and will be indelibly imprinted on our future successes,” stated Ara K. Hovnanian, Chairman of the Board, President, and Chief Executive Officer.

Brad G. O’Connor, age 52, has been appointed Chief Financial Officer, effective November 1, 2023. Mr. O’Connor joined the Company in May 2004 as Vice President, Associate Corporate Controller, was promoted to Vice President, Corporate Controller in December 2007 and in May 2011, also became Vice President, Chief Accounting Officer. In April 2020, he was promoted to Senior Vice President and Treasurer and continued in his role of Chief Accounting Officer.

“Brad has more than 30 years of accounting and finance experience, including his 19+ years with our Company and I am confident that he has the skill set and the expertise to assist in leading our Company to the next level of success and beyond,” concluded Mr. Hovnanian.

About Hovnanian Enterprises, Inc.

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, is headquartered in Matawan, New Jersey and, through its subsidiaries, is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Maryland, New Jersey, Ohio, Pennsylvania, South Carolina, Texas, Virginia, Washington, D.C. and West Virginia. The Company’s homes are marketed and sold under the trade name K. Hovnanian® Homes. Additionally, the Company’s subsidiaries, as developers of K. Hovnanian’s® Four Seasons communities, make the Company one of the nation’s largest builders of active lifestyle communities.

Additional information on Hovnanian Enterprises, Inc. can be accessed through the “Investor Relations” section of Hovnanian Enterprises’ website at http://www.khov.com. To be added to Hovnanian's investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

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